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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE         May 16, 2000
                              The J. M. Smucker Company
                              Strawberry Lane, Orrville, Ohio  44667
                              (330) 682-3000
                              Contact:   Steven J. Ellcessor, Vice President-
                                         Finance and Administration, and
                                         General Counsel


          J.M. SMUCKER ANNOUNCES PRELIMINARY YEAR-END OPERATING RESULTS


ORRVILLE, Ohio, May 16, 2000--The J.M. Smucker Company (NYSE: SJM.A and SJM.B) announced preliminary results today for the fiscal year ended April 30, 2000. Sales for the fiscal year are expected to be up 5 percent over the prior year, due to strength in the international segment and in the foodservice and specialty areas of the domestic segment. Operating income will be slightly lower, however, primarily because of higher costs this year in certain areas, along with flat consumer sales and tighter margins in the industrial area.

Fruit costs, which normally follow a variety of offsetting pricing cycles, were higher across the board this year, as were selling expenses. Higher than planned overhead costs at the Company's manufacturing plants and distribution centers and higher interest expense also contributed to the earnings shortfall, as did higher fuel prices, which resulted in higher transportation costs. The Company estimates that full year net income per share (before nonrecurring charges) will be approximately 5% below last year's earnings of $1.30 per share.

These estimated operating results do not include pretax-nonrecurring charges relating to the previously announced write down of certain assets. The nonrecurring charges amounted to $4.8 million in the third quarter and are estimated to be $10 million in the fourth quarter.

"While we are disappointed that we are not able to announce another year of record earnings results, we are very pleased with the overall state of our business," said Tim Smucker, the Company's chairman. "Sales and operating margin results for the year were very positive in most business areas, and we are optimistic about the coming year. Our share of the fruit spreads market has hit record levels not only in the U.S., but also in Australia and Canada. We also are pleased to be able to report that our business in Mexico continues to grow and has recorded a profit for the first time this year. "

"Any near-term softness in the consumer market is likely to be offset by more normal fruit pricing this buying season," Mr. Smucker added. "And over the course of the year, the investments that we are making in new products and new businesses and in

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supporting the growth of our current businesses will, we believe, help us to post very positive sales and earnings results."

The Company stated that final year-end results are expected to be announced on or about June 15, 2000.

The J.M. Smucker Company (www.smucker.com) was founded in 1897 when the Company's namesake and founder sold his first product--apple butter--from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. The Company has over 2,000 employees worldwide and distributes products in more than 60 countries.

This press release includes certain forward-looking statements that are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including factors resulting from completion of our year-end audit process, factors affecting fruit and other commodity prices, changes in consumer preferences for our products, the success of our marketing and advertising programs, our success in implementing our new information systems, and our success in introducing new products.